Vital Farms Reports First Quarter 2025 Financial Results

Record First Quarter Net Revenue of $162.2 Million, Up 9.6% Versus Prior Year Period

Reaffirms Fiscal Year 2025 Outlook of $740 Million in Net Revenue and $100 Million in Adjusted EBITDA

On Track to Reach $1 Billion Net Revenue Target in 2027

AUSTIN, TX – May 8, 2025 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, today reported financial results for its first quarter ended March 30, 2025.

Financial highlights for the first quarter ended March 30, 2025, compared to the first quarter ended March 31, 2024, include:

•
Net Revenue increased 9.6% to $162.2 million, compared to $147.9 million
•
Gross Margin of 38.5%, compared to 39.8%
•
Net Income of $16.9 million, compared to $19.0 million
•
Net Income per Diluted Share of $0.37, compared to $0.43
•
Adjusted EBITDA of $27.5 million, compared to $29.1 million1

“We delivered first quarter results that were in-line with our overall expectations and made good progress on our key 2025 strategic initiatives, said Russell Diez-Canseco, Vital Farms’ President and Chief Executive Officer. “We demonstrated solid execution, ongoing business momentum, and our continued focus on bringing ethical food to the table. I’m pleased to reiterate our 2025 full-year guidance for net revenue and Adjusted EBITDA, and we remain on track to deliver our 2027 target of $1 billion in net revenue. Despite supply constraints, the first quarter represented the 20th consecutive quarter since our IPO in 2020 of year-over-year volume and net revenue growth, and after lapping two exceptional quarters in the previous years, our three-year net revenue CAGR is steady at 28%. I'm grateful to all our stakeholders—our farmers, suppliers, customers, crew members, stockholders, and communities—who make our progress possible every day. As demand for our products continues to increase, we continue to execute on our plan to accelerate our supply expansion. During the first quarter, we increased hens under contract as we added new family farms to our network, which I am thrilled to announce now exceeds 450 family farmers. Our internal capacity expansion plans also remain on track, with the construction of an additional egg washing and packing line at our Egg Central Station facility in Missouri slated for completion during the fourth quarter of 2025, as originally scheduled. Consumer awareness of Vital Farms continues to increase, a testament to our strong brand and powerful mission. We are seeing rising consumer awareness benefit not only our egg business but also our butter business, where we reported 41% net sales growth in the first quarter compared to the prior year period. Looking ahead to the remainder of the year, we continue to expect year-over-year net revenue growth to accelerate in the back half of the year as our supply chain investments enable higher sales volume. We believe we created a solid foundation in the first quarter and we are reiterating our fiscal year 2025 outlook and our objective to deliver $1 billion of net revenue by 2027.”

1Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

For the 13 Weeks Ended March 30, 2025

Net revenue increased 9.6% to $162.2 million in the first quarter of 2025, compared to $147.9 million in the first quarter of 2024. Net revenue growth in the first quarter of 2025 was driven by price/mix benefits of $12.4 million and volume-related revenue growth of $1.9 million. Volume growth was driven by accelerated demand for existing products, new offerings and retail distribution gains with new and existing customers.

Gross profit was $62.5 million, or 38.5% of net revenue, in the first quarter of 2025, up from $58.9 million, or 39.8% of net revenue, in the prior year quarter. Gross profit growth was driven by higher net revenue, scale and price/mix benefits, and favorable conventional commodity and diesel costs. Gross profit margin was down due to increased investment in crew members to keep pace with planned company growth.

Income from operations was $21.8 million in the first quarter of 2025, compared to income from operations of $24.2 million in the first quarter of 2024. The decrease was driven by higher crew member investments, partially offset by higher sales and gross profit.

Net income was $16.9 million in the first quarter of 2025, compared to net income of $19.0 million in the prior year quarter. The decline in net income was driven by increased higher crew member investments, partially offset by higher sales and gross profit.

Net income per diluted share was $0.37 for the first quarter of 2025, compared to net income per diluted share of $0.43 in the prior year quarter.

Adjusted EBITDA was $27.5 million, or 16.9% of net revenue, in the first quarter of 2025, compared to $29.1 million, or 19.7% of net revenue, in the first quarter of 2024. The decrease in Adjusted EBITDA was primarily driven by higher crew member investments, partially offset by higher sales and gross profit.

Adjusted EBITDA excludes certain non-cash items. Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

Balance Sheet and Cash Flow Highlights

Cash, cash equivalents and marketable securities were $161.3 million as of March 30, 2025, and we had no outstanding debt. Net cash provided by operating activities was $5.3 million for the 13-week period ended March 30, 2025, compared to net cash provided by operating activities of $23.9 million for the 13-week period ended March 31, 2024.

Capital expenditures totaled $3.1 million in the 13-week period ended March 30, 2025, compared to $1.3 million in the 13-week period ended March 31, 2024.

Fiscal 2025 Outlook

Thilo Wrede, Vital Farms’ Chief Financial Officer, commented: "We are reiterating our financial guidance for fiscal 2025 as we navigate the dynamic macroeconomic environment. While consumer demand for our products remains strong, we are mindful of potential headwinds from global trade tensions and broader economic uncertainties that could impact consumer spending patterns in coming quarters. Our outlook balances our strong market position and robust consumer demand against these external factors. While we face near-term supply constraints, we expect these to ease moving forward as additional family farms ramp up production. We remain confident in our view that the strategic investments we are making to build our brand and expand our supply chain will enable us to deliver our long-term vision and reach our $1 billion net revenue target by 2027."

For fiscal year 2025, we continue to expect:

•
Net revenue of at least $740 million, which represents at least 22% growth versus fiscal year 2024.
•
Adjusted EBITDA of at least $100 million, which represents at least 15% growth versus fiscal year 2024.
•
Capital expenditures in the range of $50 million to $60 million. This reflects planned investments in our new egg washing and packing line at Egg Central Station in Missouri, our planned new egg washing and packing facility in Indiana, our new accelerator farms, and the Digital Transformation project that we expect to go live in the second half of 2025. We continue to evaluate our capital allocation priorities, and we will provide updates as necessary in future earnings reports.

Vital Farms’ guidance assumes that there are no significant disruptions to the supply chain or its customers or consumers, including any issues from adverse macroeconomic factors. Vital Farms cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income and Adjusted EBITDA Margin and net income margin, their most directly comparable GAAP measures, without unreasonable effort due to the unavailability of reliable estimates for income taxes, among other items. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast Details

Vital Farms will host a conference call and webcast at 8:30 a.m. ET today to discuss the results. To participate on the live call, listeners in North America may dial +1-800-715-9871 and international listeners may dial +1-646-307-1963 with the Conference ID: 8674985. Alternatively, participants may access the live webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events & Presentations.” The webcast will be archived for 30 days.

In addition, Vital Farms will publish its May 2025 Corporate Presentation as supporting materials to the webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events & Presentations.”

About Vital Farms

Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with more than 450 family farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in approximately 26,000 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ market opportunity, anticipated growth, expectations regarding supply constraints, timing regarding Vital Farms’ Digital Transformation project, specifications and timing regarding Vital Farms’ planned egg washing and packing facility in Seymour, Indiana and new egg grading system at Egg Central Station in Springfield, Missouri, the effect of such projects on Vital Farms’ future revenue, future growth of its family farm network, and future financial performance, including management’s outlook for fiscal year 2025 and management’s long-term outlook. These forward-looking statements are based on Vital Farms’ current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Vital Farms’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: Vital Farms’ expectations regarding its revenue, expenses, and other operating results; Vital Farms’ ability to attract new customers, to successfully retain existing customers, to attract and retain its suppliers, distributors, and co-manufacturers, and to maintain its relationships with members of its existing farm network and further expand its farm network and development of its accelerator farms; Vital Farms’ ability to sustain or increase its profitability; Vital Farms’ expectations regarding its future growth in the foodservice channel; Vital Farms’ ability to procure sufficient high-quality eggs, cream for its butter, and other raw materials; real or perceived quality or food safety issues with Vital Farms’ products or other issues that adversely affect Vital Farms’ brand and reputation; changes in the tastes and preferences of consumers; the financial condition of, and Vital Farms’ relationships with, its farmers, suppliers, co-manufacturers, distributors, retailers, and foodservice customers, as well as the health of the foodservice industry generally; the effects of outbreaks of agricultural diseases, including avian influenza and egg drop syndrome, the perception that outbreaks may occur or regulatory or market responses to such outbreaks generally; the ability of Vital Farms, its farmers, suppliers, and its co-manufacturers to comply with food safety, environmental or other laws or regulations; the impacts of international trade restrictions and tariff regimes; the effects of a public health pandemic or contagious disease, or fear of such outbreaks, on Vital Farms’ supply chain, the demand for its products, and on overall economic conditions, consumer confidence and spending levels; specifications and timing regarding Vital Farms’ planned egg washing and packing facility in Seymour, Indiana and the timing for installation of an additional egg washing and packing line at Vital Farms’ Egg Central Station facility in Missouri, and the impacts of prior or future expansions of such facilities on Vital Farms’ future revenue and farm network; future investments in its business, anticipated capital expenditures and estimates regarding capital requirements; anticipated changes in Vital Farms’ product offerings and Vital Farms’ ability to innovate to offer new products or enter into new product categories; the costs and success of marketing efforts; Vital Farms’ ability to effectively manage its growth, to maintain effective internal controls over financial reporting and to remediate and prevent material weaknesses in its internal controls; Vital Farms’ ability to compete effectively with existing competitors and new market entrants; the impact of adverse or volatile economic conditions, elevated interest rates, and inflation; the potential influence of Vital Farms’ focus on a specific public benefit purpose and producing a positive effect for society on its financial performance; the sufficiency of Vital Farms’ cash, cash equivalents, marketable securities and availability of credit under its credit facility to meet liquidity needs; seasonality; and the growth rates of the markets in which Vital Farms competes.

These risks and uncertainties are more fully described in Vital Farms’ filings with the Securities and Exchange Commission (SEC), including in the sections entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 29, 2024, which Vital Farms filed on February 27, 2025, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2025, which Vital Farms anticipates filing on May 8, 2025, and other filings and reports that Vital Farms may file from time to time with the SEC. Moreover, Vital Farms operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Vital Farms assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Vital Farms may make. In light of these risks, uncertainties, and assumptions, Vital Farms cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Vital Farms disclaims any obligation to update forward-looking statements except as required by law.

Media:

Rob Discher

Rob.Discher@vitalfarms.com

Investors:

John Mills

ICR

John.Mills@icrinc.com

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share amounts)

(Unaudited)

	13-Weeks Ended
	March 30, 2025	March 31, 2024
Net revenue	$162,189	$147,929
Cost of goods sold	99,676	89,032
Gross profit	62,513	58,897
Operating expenses:
Selling, general and administrative	31,909	27,132
Shipping and distribution	8,835	7,596
Total operating expenses	40,744	34,728
Income from operations	21,769	24,169
Other income (expense), net:
Interest expense	(234)	(255)
Interest income	1,211	1,088
Other expense, net	(404)	(277)
Total other income (expense), net	573	556
Net income before income taxes	22,342	24,725
Income tax provision	5,441	5,702
Net income	$16,901	$19,023
Net income per share:
Basic:	$0.38	$0.46
Diluted:	$0.37	$0.43
Weighted average common shares outstanding:
Basic:	44,250,685	41,792,527
Diluted:	45,804,924	43,845,952

VITAL FARMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	March 30, 2025	December 29, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$156,305	$150,601
Investment securities, available-for-sale	5,021	9,692
Accounts receivable, net of allowance for credit losses of $683 and $691 as of March 30, 2025 and December 29, 2024, respectively	51,878	54,342
Inventories	34,525	23,666
Prepaid expenses and other current assets, net of allowance for credit losses of $172 and $240 as of March 30, 2025 and December 29, 2024, respectively	8,912	7,740
Assets held for sale	3,192	—
Total current assets	259,833	246,041
Property, plant and equipment, net	81,452	84,521
Operating lease right-of-use assets	24,511	19,617
Goodwill and other assets	11,093	9,153
Total assets	$376,889	$359,332
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,756	$38,582
Accrued liabilities	23,169	31,328
Operating lease liabilities, current	5,239	3,849
Finance lease liabilities, current	4,312	3,932
Income taxes payable	6,036	838
Total current liabilities	77,512	78,529
Operating lease liabilities, non-current	2,145	2,918
Finance lease liabilities, non-current	7,508	8,011
Other liabilities	819	572
Total liabilities	$87,984	$90,030
Commitments and contingencies (Note 19)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized as of March 30, 2025 and December 29, 2024; no shares issued and outstanding as of March 30, 2025 and December 29, 2024	—	—
Common stock, $0.0001 par value per share, 310,000,000 shares authorized as of March 30, 2025 and December 29, 2024; 44,497,012 and 44,042,355 shares issued and outstanding as of March 30, 2025 and December 29, 2024, respectively	4	4
Additional paid-in capital	188,868	186,182
Retained earnings	100,014	83,113
Accumulated other comprehensive income	19	3
Total stockholders’ equity	$288,905	$269,302
Total liabilities and stockholders’ equity	$376,889	$359,332

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended
	March 30, 2025	March 31, 2024
Cash flows from operating activities:
Net income	$16,901	$19,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,259	2,297
Reduction in the carrying amount of right-of-use assets	1,687	1,673
Amortization of available-for-sale debt securities	12	65
Amortization of debt issuance costs	22	—
Stock-based compensation expense	2,853	1,982
Deferred taxes	240	—
Net realized losses on derivative instruments	432	300
Other	(211)	(289)
Net change in operating assets and liabilities	(19,921)	(1,102)
Net cash provided by operating activities	$5,274	$23,949
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,127)	(1,324)
Purchases of derivative instruments	—	(669)
Maturities and call redemptions of available-for-sale debt securities	4,275	9,020
Proceeds from the sale of available-for-sale debt securities	404	—
Proceeds from the sale of property, plant and equipment	48	—
Net cash provided by investing activities	$1,600	$7,027
Cash flows from financing activities:
Proceeds from exercise of stock options	2,715	824
Payment of tax withholding obligation on vested restricted stock unit shares	(2,882)	(1,310)
Principal payments under finance lease obligations	(1,003)	(819)
Net cash used in financing activities	$(1,170)	$(1,305)
Net increase in cash and cash equivalents	5,704	29,671
Cash and cash equivalents at beginning of the period	150,601	84,149
Cash and cash equivalents at end of the period	$156,305	$113,820
Supplemental disclosure of cash flow information:
Cash paid for interest	$212	$255
Cash paid for income taxes	3	—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued liabilities	$522	$623

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP financial measures, provide investors with additional useful information in evaluating our performance.

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA Margin, when taken together with our financial results presented in accordance with GAAP, provide meaningful supplemental information regarding our operating performance and facilitate internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA Margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income, adjusted to exclude: (1) depreciation and amortization; (2) stock-based compensation expense; (3) (benefit) or provision for income taxes as applicable; (4) interest expense; and (5) interest income. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by Net Revenue.

Adjusted EBITDA and Adjusted EBITDA Margin are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA Margin include that (1) they do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) they do not consider the impact of stock-based compensation expense, (4) they do not reflect other non-operating expenses, including interest expense; and (5) they do not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner, limiting the usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net income and a reconciliation of Adjusted EBITDA Margin to net income margin, the most directly comparable financial measures stated in accordance with GAAP, for the 13- and 39-week periods presented.

VITAL FARMS, INC.

ADJUSTED EBITDA RECONCILIATION

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended
	March 30, 2025	March 31, 2024
	(in thousands)
Net income	$16,901	$19,023
Depreciation and amortization[1]	3,259	3,211
Stock-based compensation expense	2,853	1,982
Income tax provision	5,441	5,702
Interest expense	234	255
Interest income	(1,211)	(1,088)
Adjusted EBITDA	$27,477	$29,085

Net revenue	$162,189	$147,929
Net income margin[2]	10.4%	12.9%
Adjusted EBITDA margin[3]	16.9%	19.7%

(1) Amount also includes finance lease amortization.

(2) Net income margin is calculated by dividing net income by net revenue.

(3) Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenue.